Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8), filed February 29, 2016, pertaining to the 2013 Equity Incentive Plan of MacroGenics, Inc. of our reports dated February 29, 2016, with respect to the consolidated financial statements of MacroGenics, Inc. and the effectiveness of internal control over financial reporting of MacroGenics, Inc. included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
McLean, Virginia
February 29, 2016